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Exhibit 21


The following is a list of wholly-owned subsidiaries, unless otherwise noted, of FPIC Insurance Group, Inc. as of December 31, 1998:

Name of  Subsidiary                                     State of Incorporation
-------------------                                     -----------------------

Florida Physicians Insurance Company, Inc. (FPIC)       Florida

Anesthesiologists' Professional Assurance Company       Florida

FPIC Insurance Agency, Inc.                             Florida

McCreary Corporation                                    Florida

Employers Mutual, Inc.                                  Florida

FPIC Services, Inc.                                     Florida

SyMed Development, Inc.                                 Tennessee

PSOptions, Inc.                                         Florida

Polaris Insurance Group, Inc.                           Florida
(50% owned by FPIC)

FPIC Publishing, Inc.                                   Florida